Exhibit 10.1

WHIRLPOOL WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement)” is made between Whirlpool Corporation on behalf of itself and its divisions, parents, subsidiaries, affiliates, predecessors, successors, assigns, and any other entity related to it (the “Company”) and Ava Harter (“Employee”). In exchange for the promises, releases, waivers, covenants, and other consideration contained in this Agreement, the sufficiency of which is hereby acknowledged, the Company and Employee agree as follows:

1.

Termination of Employment Relationship. Employee will remain employed until March 8, 2024, which shall be the Employee’s last date of employment and the date of his/her employment termination (the “Separation Date”).

2.

Consideration. In consideration for the promises and representations contained in this Agreement, and on the condition that Employee comply with all terms of this Agreement, including but not limited to the Restrictive Covenants in Section 8 herein, and provided (s)he does not revoke this Agreement pursuant to Section 14(g), and in addition to earned salary through the Separation Date, Employee shall receive the following:

a.

Consideration Payment. Employee will be paid a total of $2,931,874 (two million nine hundred thirty one thousand eight hundred seventy four dollars), less applicable tax and withholdings, The Consideration Payment shall be payable:

i) The amount of $1,541,716 (one million five hundred forty one thousand seven hundred sixteen dollars), payable to the Employee, which shall be allocated as wages, less applicable deductions and withholdings. Company will issue an IRS Form W-2 to the Employee reflecting this payment. This payment will be made within 30 calendar days following the return of the signed waiver and release agreement and after the revocation period has passed, or as soon as administratively feasible following this date.

ii) The amount of $1,390,158 (one million three hundred ninety thousand one hundred fifty eight dollars), payable to the Employee, which shall be allocated as wages, less applicable deductions and withholdings. Company will issue an IRS Form W-2 to the Employee reflecting this payment. This payment will be made on or before March 31, 2025, or as soon as administratively feasible following this date.

b.

COBRA/Health Continuation. Company will provide the Employee with a payment of $32,000 (thirty two thousand dollars), less applicable tax and withholdings, to be used for health insurance through COBRA or the health insurance exchange. This payment will be made within 30 calendar days following the return of the signed waiver and release agreement.

c.

Transition Consulting. Company will provide the Employee with a payment of $30,000 (thirty thousand dollars), less applicable tax and withholdings and payment to a designated vendor for services rendered in the amount of $63,360 (sixty three thousand three hundred and sixty dollars). This payment will be made within 30 calendar days following the return of the signed waiver and release agreement.

The Company will pay the Payment set out above in Section 2 per the payment dates outlined in Section 2 above, but not before all revocation periods have passed or as otherwise noted, provided Employee has not revoked his/her acceptance of this Agreement pursuant to Section 14(g). Employee understands that a signed Agreement must be returned on or before 21 calendar days after Employee’s receipt of this Waiver & Release Agreement.

3.

Acknowledgment. Employee agrees that Section 2(a), even if modified as described in Section 8(a)(4), provides sufficient consideration for his/her promises, releases, and waivers, and are in addition to any other compensation or benefits to which (s)he is already entitled.

4.

Other Benefits. As has been communicated to Employee, Employee will receive all statutory and other benefits to which (s)he is entitled, including all accrued and vested benefits pursuant to the terms of the applicable benefit plans. After the termination of Employee’s employment, his/her Company-sponsored benefits will terminate in accordance with the applicable plans. Upon the termination of Employee’s medical, dental, and vision benefits, (s)he may be eligible to elect medical, dental, and vision insurance continuation consistent with the applicable health care continuation requirements of Section 601 et. seq. of ERISA (“COBRA”) and any related regulation or applicable state law (together, “COBRA coverage”). Employee remains responsible at all times for deciding whether to elect COBRA coverage, complying with any requirements for electing and using COBRA coverage should (s)he elect such coverage, and paying any premiums and/or other amounts owed in connection with COBRA coverage. Alternatively, Employee may be eligible to purchase insurance coverage at his or her own expense through a state or federal Marketplace, through an independent insurance broker, or through a family member’s benefit plan.

5.	Full and Final Release.

a.

In exchange for the consideration provided to Employee under this Agreement, Employee agrees, on behalf of Employee and his/her heirs, agents, assigns, and personal representatives, to release and discharge the Company, and all of its divisions, parents, subsidiaries, affiliates, predecessors, successors, employee benefit plans, assigns, and any other entity related to it, and each of their directors, officers, employees, members, insurers, fiduciaries, administrators, agents and anyone else acting for any of them (collectively, the “Released Parties”), from any and all claims, demands, actions, causes of action at law or in equity, damages, fees, costs, or relief, of whatsoever kind or nature, whether known or unknown, to the fullest extent allowed by law, including but not limited to anything to do with Employee’s employment, the terms, conditions, rights, and benefits of Employee’s employment, or the end of Employee’s employment, that arose on or before the date that Employee signs this Agreement (collectively, the “Released Claims”). The Released Claims include but are not limited to:

- alleged violations of Title VII of the Civil Rights Act of 1964 (“Title VII”), as amended; the Americans with Disabilities Act (“ADA”), as amended; the Age Discrimination in Employment Act (“ADEA”), as amended; the Older Workers Benefits Protection Act (“OWBPA”), as amended; the Family and Medical Leave Act (“FMLA”), as amended; Sarbanes-Oxley, Dodd-Frank, and False Claims Act, all as amended; the National Labor Relations Act (“NLRA”), as amended; the Worker Adjustment and Retraining Notification Act (“WARN”); the Michigan Elliott-Larsen Civil Rights Act, as amended; the Michigan Equal Pay Law, as amended; the Michigan Persons with Disabilities Civil Rights Act, as amended1, and any other federal, state, local, or municipal statute, law, ordinance, or regulation;

- alleged violations of or relief under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether for legal or equitable relief and whether brought in an individual or representative capacity on behalf of Employee, others, or any plan;

- alleged violations of common law, tort, and contract claims; claims for any pay, equity, compensation, leave, or benefits, including bonuses, commissions, equity, expenses, incentives, insurance, employee benefits, retiree reimbursement credits, paid/unpaid leave, profit sharing, or separation pay/benefits;

- alleged claims for emotional distress breach of contract, wrongful discharge, injury to personal reputation, or defamation, including for punitive or liquidated damages, attorneys’ fees, costs, interest or penalties;

- alleged violations of express or implied employment or employment-related contracts, covenants, promises or duties, intellectual property or other proprietary rights;

- alleged unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; breaches of fiduciary duty; estoppel; inequitable conduct of any kind; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters; and

[1]

Including but not limited to claims under the laws of the state(s) in which Employee resides, is employed by the Company and in which the Company is incorporated and does business. This release waives claims under the New Jersey Conscientious Employee Protection Act, claims under the Massachusetts Wage Act such as claims for unpaid or late payment of wages, unpaid overtime, vacation payments, commission payments, meal period violations and unpaid tips, and California employees also specifically waive all rights and benefits under Section 1542 of the California Civil Code, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party” The term “creditor or “releasing party” in the above quote refers to the employee and the term “debtor or released party” refers to the Employer and other Released Parties. Pursuant to the West Virginia Human Rights Act, West Virginia employees who need an attorney may call the West Virginia State Bar Association at (866) 989-8227.

- any participation in any class or collective action, or any action brought in a representative or derivative capacity, against any Releasee.

This release does not include claims that by law cannot be released by private agreement.

b.

Employee represents that neither Employee nor his/her agents, assigns, or personal representatives have any claims, complaints, or other proceedings pending in any court against any of the Released Parties. Employee further represents that (s)he has not assigned any claims against any of the Released Parties to any other person or entity.

c.

Employee understands that nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities Exchange Commission, or any federal, state or local agency, or from exercising any rights under Section 7 of the National Labor Relations Act. Employee agrees to waive his/her right to recover monetary damages based on any Released Claims related to any such charge or proceeding or in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf, except that Employee may receive monies that are properly awarded by the Securities Exchange Commission or where such a waiver of individual relief is prohibited.

6.

Whistleblowing. Employee agrees that (i) no one has interfered with Employee’s ability to report within the Company possible violations of any law or any ethical or compliance issues, and (ii) it is the Company’s policy to encourage such reporting.

7.

Future Cooperation and Indemnification. Employee agrees to make himself/herself available to assist the Company, at all reasonable times on and after the Separation Date, with transitioning his/her duties as well as with any investigations, legal claims, or other matters concerning anything related to Employee’s employment. Employee specifically agrees to make him/herself available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents Employee possesses or controls. “Cooperation” does not mean the Employee must provide information favorable to the Company; it means only that the Employee will upon the Company’s request provide information the Employee possesses or controls. If the Company requests Employee’s cooperation, it will reimburse Employee for reasonable time and expenses, provided the Employee submits appropriate documentation for such time and expenses. For clarity, the Company agrees that its indemnity obligations to Employee remain in effect in accordance with the Indemnity Agreement signed by the parties dated February 19, 2021.

8.	Restrictive Covenants.

a.

Whirlpool Confidentiality, Non-Solicit, and Non-Compete Obligations. In consideration for the payments contained in Section 2 herein, Employee agrees to the following confidentiality, non-solicitation, and non-compete obligations:

1)	Properly Using and Protecting Whirlpool Information.

a)

Employee will only use “Confidential Information” (defined below) to perform their job duties with the Company and will not retain, download, transfer, copy, use, or disclose Confidential Information for any other purpose. Immediately upon the Separation Date, or whenever requested by Whirlpool, Employee agrees to return all Confidential Information to Whirlpool, without retaining any Confidential Information in any form, including copies or anything stored on electronic devices not owned by Whirlpool.

b)

“Confidential Information” means any non-public information about Whirlpool’s business, plans, products, services, customers, suppliers, vendors, employees, and/or business partners. Confidential Information also includes non-public information belonging to third parties that Whirlpool is obliged to keep confidential. Confidential Information is a valuable asset that must be protected and safeguarded. Whirlpool’s continued success, as well as the success and prosperity of its employees and shareholders, depends upon the preservation of this valuable asset. Improper use or disclosure of Confidential Information, even by accident, can irreparably harm Whirlpool and also harm employees whose livelihood is tied to Whirlpool’s continued success.

c)

Employee’s obligations regarding Confidential Information shall apply during his/her employment and for so long after the Separation Date as the Company considers the information to be confidential or the information continues to qualify as Confidential Information under this Agreement. If Employee is served with a subpoena, court order, or other mandate requiring the disclosure of Confidential Information, Employee will provide the Company reasonable notice and opportunity to intervene and protect the Confidential Information prior to disclosure unless such notice is prohibited by law. Employee will immediately tell appropriate management about any unauthorized use, disclosure, or loss of Confidential Information and will fully assist Whirlpool to recover the Confidential Information.

2)	Non-Solicitation.

a)	Employee agrees that while Employee is employed with Employer, plus for 24 (twenty four) months following the Separation Date, Employee shall not:

i)

directly or indirectly contact, solicit, or accept business from any of the Company’s current or prospective customers, distributors, or end users with whom Employee had direct or indirect contact or solicited on behalf of the Company in the two years prior to Employee’s termination, for the purpose of selling or soliciting products or services that compete with the products or services of the Company; or

ii)

directly or indirectly contact,solicit,recruit, or hire any Company employees with whom Employee worked or had contact for the purpose of causing, inviting, or encouraging the employee to terminate their employment with the Company.

b)

For purposes of this Section, “solicit” means any action that would influence a current or prospective customer’s decision to do business with or continue doing business with the Company, regardless of who initiates contact; or any action that would influence an employee’s decision to terminate their relationship with the Company or accept employment with another company, regardless of who initiates contact.

3)	Restrictions on Working for or with a Competitor.

a)	Employee agrees that while Employee is employed with Employer, plus for 24 (twenty four) months following the Separation Date, Employee shall not:

i)

directly or indirectly own, operate, manage, or control, or participate in the ownership, operation, management, or control of, any “Restricted Companies” (defined below), provided however, that nothing prevents Employee from owning, as a passive investment, less than ten percent (10%) of a company’s publicly traded stock; or

ii)

accept employment with, consult for, or perform any services for any “Restricted Companies” (defined below) anywhere in a “Restricted Area” (defined below) where such employment or engagement: (a) requires Employee to serve in a position or perform services that are similar to the positions Employee held or duties Employee performed for the Company, or (b) might cause Employee to access, use, or disclose Confidential Information.

b)

“Restricted Companies” means any company or a division of any company that designs, develops, manufactures, distributes or services products that compete with products designed, developed, manufactured, distributed, or serviced by the Company including but not limited to household appliances (including large and small appliances) and associated products such as fans, filters, purifiers, cleaners, commercial appliances, air conditioners and filters, garbage disposals, garage storage appliances and cabinets, consumables for the use and care of home appliances, and parts, aftermarket parts and accessories for home appliances, regardless of where those products are designed, developed, sold or manufactured (collectively, “the Whirlpool Products and Services”). If the Company expands its business to include additional products or services during the Employee’s employment with the Company, or has developed concrete plans to expand its business during the Employee’s last two years of employment with the Company, those products or services will be included in the Whirlpool Products and Services.

c)

“Restricted Area” means the United States and each country outside of the United States where the Company actually or had concrete plans to conduct business or market its products or services during the last two years of Employee employment with Employer.

d)	Employee agrees that the geographic and time limitations in this Agreement are reasonable.

4)

Remedies for Breach of Section 8. The Company will be irreparably harmed if Employee breaches this Section 8. Accordingly, Employee agrees that any breach of this Section 8 would require Employee to return to the Company 75% of any consideration identified in Section 2(a) paid as of the date of the breach. Employee further represents and agrees that violation of any restrictions set forth in this Section 8 would be a material breach of this Agreement; that such breach would be an action against the interest of the Company, and that even money damages alone will not provide an adequate or complete remedy so, in addition to its other rights, the Company is also entitled to remedies of specific performance, injunctive relief (temporary, preliminary, and permanent) and any other legal or equitable relief allowed by law to protect it from an actual or threatened breach of this Agreement. Further, if Employee violates the post-employment restrictions contained in Section 8, the time periods for the restrictions will be extended by one day for each day Employee remains in violation of the restrictions, to the maximum extent permitted by law.

5)

Other Obligations. If Employee intends to take a position at any time in the home appliance industry, including at a Restricted Company, Employee agrees to provide written notice to the Company disclosing sufficient, truthful information for the Company to evaluate whether Employee’s proposed work would violate this Agreement, including, but not necessarily limited to: (i) the identity of the person or entity for whom Employee proposes to work; (ii) the title of the proposed position; (iii) a description of the responsibilities, tasks, and duties to be performed; and (iv) the geographic area in which Employee will be working. Employee further agrees that, if requested, Employee shall provide a truthful, written affirmation under oath, subject to the penalties of perjury, that Employee has complied fully with Employee’s obligations under this Agreement and shall continue to comply fully with all such obligations.

b.	Questions. Employee agrees to contact Whirlpool HR regarding any questions that arise and to request additional information regarding Employee’s obligations under this provision.

9.

Confidentiality. Employee understands and agrees that the existence and terms of this Agreement will be publicly disclosed in accordance with applicable law; provided, however, that the negotiations, discussions, and proceedings regarding this Agreement and its terms are confidential and shall not be discussed by Employee with anyone other than his/her spouse, attorneys, accountants, financial advisors, state and federal taxing authorities, any charge, investigation, proceeding, entity or agency described in Section 5(c) above, or to any others as may be compelled pursuant to legal process issued by a court or governmental agency of competent jurisdiction. Employee and the Company further agree that the Company will respond to all inquiries regarding Employee’s employment with the Company according to normal Company procedures

10.

Return of Company Property. Employee represents that (s)he will return all Company property (s)he possesses or controls prior to the Separation Date, including, but not limited to, any confidential information, business equipment, credit cards, keys, software, work product, and all originals, hard copies, and electronic versions of: documents, e-mails, facsimiles, handbooks, letters, manuals, memoranda, powerpoints, records, and reports.

11.

Forum Selection and Governing Law. Employee and the Company consent and agree to the exclusive jurisdiction of state and federal courts located in Berrien County, Michigan or the Western District of Michigan. Employee and the Company agree that this Agreement shall be governed by federal law if that law governs, and otherwise under the laws of the State of Michigan without regard to its choice of law provisions.

12.

Non-Admission and Other Warranties. All parties to the Agreement agree and acknowledge that the consideration exchanged herein do not constitute and shall not be interpreted as any admission on the part of any party, nor shall the Agreement be considered to be evidence of liability or wrongdoing. In executing this Agreement, Employee agrees and acknowledges: (i) Employee has reported to the Company work-related injuries, if any, (s)he incurred during employment; and (ii) the Company properly provided Employee with any leave of absence (s)he requested and (s)he has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

13.

Entire Agreement. Employee warrants and agrees that, except as otherwise expressly stated in this Agreement, no promises or inducements have been offered to the Employee for the Agreement other than as set forth herein and that the Agreement is executed without reliance upon any other promises or representations. The provisions of this Agreement are severable, and if any part of this Agreement (except Section 5) is found by a court of law to be unenforceable, the parties agree that the affected provision shall be modified to the extent necessary to make it enforceable to the broadest extent possible; and the unenforceable aspect of the provision in question, to the most limited extent necessary, shall be deemed stricken. To the extent that any unenforceable part or provision cannot be modified to render it enforceable as described above, the parties agree it shall be stricken and the remainder of this Agreement shall, to the broadest extent possible, continue to be valid and effective. The parties may amend this Agreement only in writing signed by the parties to this Agreement.

14.	Disclosures and Understanding. Employee acknowledges (s)he has carefully read this Agreement, have been advised of, and agree and acknowledge the following that:

a.	this Agreement is written in a manner that is understandable, Employee fully understands it, and Employee enters into this Agreement knowingly and voluntarily;

b.

Employee specifically waives rights and claims, arising on and before the date of this Agreement’s execution by the Employee, under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), and similar federal, state or local law;

c.	this Agreement does not waive rights or claims that arise after the date on which the Employee signs the Agreement;

d.	the rights and claims released and waived in this Agreement are in exchange for consideration over and above anything to which Employee is already entitled;

e.

by receipt of this Agreement, the Company has advised Employee, in writing, to consult with an attorney prior to executing this Agreement, and Employee has in fact, had an opportunity to engage in such consultation;

f.	Employee has been given a period of at least twenty-one (21) calendar days in which to consider this Agreement prior to executing it;

g.

Employee has a period of seven (7) calendar days following the date (s)he signs this Agreement to change his/her mind and revoke this Agreement. The Agreement will not be effective until the 8th day after Employee signs provided that no revocation has been sent by the employee. If an Employee chooses to revoke, (s)he must do so by transmitting a written notice of revocation by the end of such revocation period to Whirlpool Corporation, HR Operations, 2000 N. M-63, Mail Drop 2005, Benton Harbor, Michigan 49022. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke.

15.

Breach by Employee. The Company’s obligations to the Employee have been provided in exchange for the Employee’s release set forth in Section 5 and the promises set forth in this Agreement’s other provisions. Employee further acknowledges and agrees that any breach by him/her of the obligations under Sections 7 (Future Cooperation), 9 (Confidentiality), 10 (Return of Company Property) or 16 (Non-Disparagement) of this Agreement inevitably would cause substantial and irreparable damage to the Company and its subsidiaries, for which money damages may not be an adequate remedy. Accordingly, Employee acknowledges and agrees that the Company will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. If the Company proves such a breach in court or arbitration, the Employee shall indemnify and hold the Company harmless from any loss, claim or damages, including without limitation all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Agreement as well as repay all compensation and benefits (other than those already vested) paid as consideration under the terms of this Agreement by law or would result in the invalidation of the release above. Any breach by Employee of Section 8 (Restrictive Covenants) will be addressed by the Breach paragraph contained in Section 8(a)(4).

16.

Non-Disparagement. Employee agrees, subject to any obligations (s)he may have under applicable law, that (s)he will not make or cause to be made any statements or take any actions that disparage or in any way damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees.) Employee agrees that (s)he will refer all third party inquiries regarding his/her employment to the Chief Human Resources Officer or his/her designee, and to the extent practicable the Company will do the same with third party inquiries. Employer will respond to such inquiries by providing the Employee’s title and dates of service. Employer will instruct Chairman and CEO, Chief HR Officer and Chief Financial & Administrative Officer that they will not make or cause to be made any statements or take any actions that disparage or in any way damages the reputation of the employee. Employee also agrees that s(he) will not make or cause to be made any statements or take any actions that disparage or in any way damages the reputation of the Chairman and CEO, Chief HR Officer and Chief Financial & Administrative Officer.

17.

Immigration Matters. If Employee is or has been expatriated, (s)he will be subject to Whirlpool’s Tax Equalization Policy, as applicable. If Employee is owed or owes the Company any obligations as a result of their visa status, Employee will be subject to any applicable Whirlpool Global Mobility policies.

18.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. An electronic copy or scan of a party’s signature on this Agreement will be accepted as an original.

19.	Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.	Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from Employee directly or indirectly) now or in the future.

21.

409A. It is intended that all of the benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, all provisions herein shall be construed and interpreted to comply with Section 409A and if necessary, any such provision shall be deemed amended to comply with Section 409A. However, this shall not be construed as a guarantee by the Company of any particular tax effect under this Agreement. The Company shall not be liable if any payment or benefit made or provided under this Agreement is determined to result in additional tax, penalty or interest under Section 409A, nor for reporting to the Internal Revenue Service or other taxing authority in good faith any payment or benefit made or provided under this Agreement as an amount includible in gross income under Section 409A or as a violation of Section 409A. In addition, if a payment could be made in either of two years, depending on the effective date of the release provided by Employee, then such payments shall be paid in the first month of the year following the year in which the Separation Date occurs. Each installment of payments under this Agreement is a separate payment (and therefore this Agreement provides for a series of separate payments) for purposes of Section 409A.

22.

Timing and Return of Executed Agreement. Upon signing this Agreement, Employee must return a signed copy of this Agreement to Whirlpool Corporation, HR Operations, 2000 N. M-63, Mail Drop 2005, Benton Harbor, Michigan 49022. This Agreement may be signed and returned at any time during the twenty-one (21) calendar day consideration period described Section 14(f) above; and Employee represents that any decision to sign and return this Agreement before the end of the twenty-one (21) calendar day consideration period is completely knowing and voluntary. Employee freely, voluntarily, and knowingly has executed this Agreement on the respective dates below.

/s/ Ava Harter	/s/ Mark Morrissey
Signed Name: Ava Harter	Mark Morrissey Vice President HR Operations

Ava Harter	3/07/24
Printed Name: Ava Harter	Date of Signature

03/07/24
Date of Signature